UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SKECHERS U.S.A., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT DATED MAY 1, 2023

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2023

The following information supplements and amends the proxy statement (the “Proxy Statement”) of Skechers U.S.A., Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on May 1, 2023 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2023 Annual Meeting of Stockholders of the Company to be held on June 12, 2023 and any adjournment or postponement thereof. Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

The Company is filing this Supplement solely to (i) revise disclosures related to certain reimbursed expenses under the headings “Executive Compensation – Adjustments to All Other Compensation” and “Related Person Transactions”; (ii) revise the last two paragraphs under the heading “CEO Pay Ratio”; (iii) revise the paragraph under the heading “Proposed Amendment to Skechers’ Certificate of Incorporation” and add Appendix B to the Proxy Statement and (iv) confirm the treatment of broker non-votes with respect to Proposal No. 2.

The text below replaces, in its entirety, footnote (5) under the heading “Adjustments to All Other Compensation” on page 48 of the Proxy Statement:

“Relatedly, we have undertaken a review of other reimbursed expenses for each of these NEOs and determined that certain personal expenses were either not billed to the NEO in a timely manner or otherwise not previously repaid to us by the NEO. Each of these NEOs has reimbursed us for the identified personal expenses, plus an additional amount equal to the cost that would have been incurred by us at our then prevailing line of credit rate, regardless of whether we were utilizing our line of credit, in order to ensure that there was no cost to us for these expenses (collectively, the “Additional Amount”). The personal expenses and Additional Amounts reimbursed, respectively, by each NEO are as follows: Robert Greenberg: $732,622 and $45,458 (for the years 2016-2022); Michael Greenberg: $389,218 and $93,135 (for the years 2015-2022); and David Weinberg: $44,415 and $7,686 (for the years 2017-2022). In addition, for Robert Greenberg, we identified a Skechers-owned real estate asset for which he reimbursed us an estimated fair market value rental charge of $486,360 and paid an Additional Amount of $21,742 for 2022 and 2021.”

The text below replaces, in its entirety, the fourth paragraph under the heading “Related Person Transactions” on page 66 of the Proxy Statement:

“We recently determined that certain personal expenses incurred by Robert Greenberg, Michael Greenberg and David Weinberg were either not billed to them in a timely manner or otherwise were not previously repaid to us. These Named Executive Officers reimbursed us for the identified personal expenses and the Additional Amounts, respectively, as follows: Robert Greenberg: $732,622 and $45,458 (for the years 2016-2022); Michael Greenberg: $389,218 and $93,135 (for the years 2015-2022); and David Weinberg: $44,415 and $7,686 (for the years 2017-2022). In addition, for Robert Greenberg, we identified a Skechers-owned real estate asset for which he reimbursed us an estimated fair market value rental charge of $486,360 and paid an Additional Amount of $21,742 for 2022 and 2021. See footnote 5 to the table in the section entitled “Executive Compensation–Adjustments to All Other Compensation” in this proxy statement for further explanation.”

The text below replaces, in its entirety, the last two paragraphs under the heading “CEO Pay Ratio” on page 54 of the Proxy Statement:

“As noted above, we have a large global workforce, which largely consists of part-time employees paid on an hourly basis and working in our retail stores. Of the 11,612 individuals who worked in the United States, 70% were part-time employees, most of whom work in our domestic retail stores. A similar percentage of our non-U.S. workforce is also part-time employees, including our median employee. Accordingly, this had a significant impact on the calculation of our CEO pay ratio.

For 2022, our Chief Executive Officers’ annual total compensation, as disclosed in the SCT appearing on page 45, was $22,061,848, and the annual total compensation of our median employee was $10,559, resulting in a CEO pay ratio of 2,089 to 1.”

The text below replaces, in its entirety, the paragraph under the heading “Proposed Amendment to Skechers’ Certificate of Incorporation” on page 6 of the Proxy Statement:

“The proposed amendment would authorize the exculpation of officers for personal liability for breach of the duty of care in certain actions as permitted by Section 102(b)(7) of the Delaware General Corporation Law. This description of the proposed amendment is a summary and is qualified by the full text of the proposed amendment to our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), which is attached to this proxy statement as Appendix B and is marked to show the changes described above.”

The text below replaces, in its entirety, the second paragraph under the heading “Counting of Votes” on page 3 of the Proxy Statement:

“If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker nonvotes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. With respect to our 2023 Annual Meeting, brokers are not permitted to vote on any of Proposal Nos. 1 through 6 without instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal Nos. 1, 3, 4, 5 or 6 being voted on at the meeting and will not be counted in determining whether there is a quorum. Proposal No. 2 requires the affirmative “For” vote of a majority of the voting interest of the outstanding shares of our Class A Common Stock and Class B Common Stock. Therefore, a broker non-vote will have the same effect as an “Against” vote for Proposal No. 2.”

Except as described above, this Supplement to the Proxy Statement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

APPENDIX B

STATE OF DELAWARE

CERTIFICATE OF SECOND AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Skechers U.S.A., Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation approved an amendment to Article VIII of its Amended and Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable, calling a meeting of the stockholders of the Corporation for consideration thereof.

SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That Article VIII of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to read in its entirety as follows:

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (collectively, the “Delaware Law”), no ~~a~~ director or officer of the Corporation shall have personal liability ~~not be liable~~ to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, respectively. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law ~~(but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto)~~, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation to the fullest extent permitted by the Delaware Law, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, finds and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article VIII. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the Delaware Law is amended after approval by the Corporation’s stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this      day of June, 2023.

By:
Name: Philip G. Paccione
Title: Corporate Secretary

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